Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities” and to the use of our report dated March 12, 2010, in the Registration Statement (Form N-2) and related Prospectus of Hercules Technology Growth Capital, Inc. for the registration of its common stock, preferred stock, warrants, subscription rights and debt securities.

/s/ Ernst & Young LLP

San Francisco, California

November 21, 2012